Exhibit 99.1

                  WALTER INDUSTRIES TO PROVIDE STRATEGIC UPDATE

TAMPA, Fla., Oct. 18 /PRNewswire-FirstCall/ -- - As Walter Industries, Inc. (NYSE: WLT) announced several months ago, Banc America Securities, LLC and Morgan Stanley & Co., Incorporated are acting as financial advisors to assist the Board in its strategic planning. Since that time, the Company has made significant progress in evaluating and implementing strategies to further maximize shareholder value. In mid September, the Company hired a new CEO with extensive flow control industry experience and two weeks ago the Company closed its acquisition of Mueller Water Products.

The Board will announce shortly additional initiatives to further maximize shareholder value and will outline its plan of action.

Walter Industries, Inc. is a diversified company with annual revenues of $2.7 billion. The Company is a leader in water infrastructure, flow control and water transmission products, with respected brand names such as Mueller, U.S. Pipe, James Jones, Hersey Meters, Henry Pratt and Anvil. The Company is also a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Based in Tampa, Fla., the Company employs approximately 10,600 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com .

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the timing of and ability to execute on any strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's and Mueller's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.